UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

(Amendment No. )

A123 Systems, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
03739T108
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NBVM GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		8,859,619

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		8,859,619

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,859,619

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.64%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 2 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE MANAGEMENT IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		3,643,692

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,643,692

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,643,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.55%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE MANAGEMENT V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		5,215,927

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,215,927

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,215,927

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.09%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE PARTNERS IV A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,470,806

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,470,806

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,470,806

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 5 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE PARTNERS IV B, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,172,886

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,172,886

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,172,886

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.14%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 6 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE PARTNERS V A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		3,499,868

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,499,868

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,499,868

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.41%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 7 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS NORTH BRIDGE VENTURE PARTNERS V B, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,716,059

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,716,059

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,716,059

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.67%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 8 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS EDWARD T. ANDERSON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,859,619

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,859,619

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,859,619

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.64%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 9 of 17 pages

CUSIP No.	03739T108

1	NAMES OF REPORTING PERSONS RICHARD A. D’AMORE

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,859,619

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

8,859,619

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,859,619

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.64%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 10 of 17 pages

CUSIP No. 03739T108

Item 1(a)	Name of Issuer:

A123 Systems, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Arsenal on the Charles 321 Arsenal Street Watertown, Massachusetts 02472

Item 2(a)	Name of Person Filing:

NBVM GP, LLC (the “GP of the GP”)
North Bridge Venture Management IV, L.P. (the “NBVM IV GP”)
North Bridge Venture Management V, L.P. (the “NBVM V GP”)
North Bridge Venture Partners IV A, L.P. (“IV A”)
North Bridge Venture Partners IV B, L.P. (“IV B”)
North Bridge Venture Partners V A, L.P. (“VA”)
North Bridge Venture Partners V B, L.P. (“VB”)
Edward T. Anderson (“Mr. Anderson”)
Richard A. D’Amore (“Mr. D’Amore”)

Item 2(b)	Address of Principal Business Office or, if None, Residence:

The address of the reporting persons is:

c/o North Bridge Venture Partners
950 Winter Street, Suite 4600
Waltham, Massachusetts 02451

Item 2(c)	Citizenship:

	GP of the GP	Delaware limited liability company
	NBVM V GP	Delaware limited partnership
	NBVM IV GP	Delaware limited partnership
	IV A	Delaware limited partnership
	IV B	Delaware limited partnership
	V A	Delaware limited partnership
	V B	Delaware limited partnership
	Mr. Anderson	U.S. citizen
	Mr. D’Amore	U.S. citizen

Item 2(d)	Title of Class of Securities:

This Schedule 13G report relates to the Common Stock, par value $0.001 per share (“Common Stock”), of A123 Systems, Inc.

Item 2(e)	CUSIP Number:

03739T108

Item 3	Description of Person Filing:

Not applicable.

Item 4	Ownership:
(a)	Amount Beneficially Owned:

As of December 31, 2009: (i) IV A was the record holder of 2,470,806 shares of Common Stock (the “IV A Shares”), (ii) IV B was the record holder of 1,172,886 shares of Common Stock (the “IV B Shares”, together with the IV A Shares, the “IV Record Shares”), V A was the record holder of 3,499,868 shares of Common Stock (the “V A Shares”), V B was the record holder of 1,716,059 shares of Common Stock (the “V B Shares”, together with the V A Shares, the “V Record Shares”).

Page 11 of 17 pages

CUSIP No. 03739T108
As the general partner of IV A and IV B, the NBVM IV GP, may be deemed to own beneficially the IV Record Shares.

As the general partner of V A and V B, the NBVM V GP, may be deemed to own beneficially the V Record Shares.

As the general partner of both NBVM IV and NBVM V, the GP of the GP may be deemed to own beneficially the IV and V Record Shares.

Messrs. Anderson and D’Amore, as individual managers of the GP of the GP with shared voting and dispositive power over the IV and V Record Shares, may be deemed to beneficially own the IV and V Record Shares.

(b)	Percent of Class:

GP of the GP	8.64%
NBVM IV GP	3.55%
NBVM V GP	5.09%
IV A	2.41%
IV B	1.14%
V A	3.41%
V B	1.67%
Mr. Anderson	8.64%
Mr. D’Amore	8.64%
The ownership percentages above are based on an aggregate of 102,497,134 shares of Common Stock outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.
(c)	Number of Shares as to which the Person has:

	NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)
GP of the GP	8,859,619	0	8,859,619	0
NVBM IV GP	3,643,692	0	3,643,692	0
NBVM V GP	5,215,927	0	5,215,927	0
IV A	2,470,806	0	2,470,806	0
IV B	1,172,886	0	1,172,886	0
VA	3,499,868	0	3,499,868	0
VB	1,716,059	0	1,716,059	0

Edward T. Anderson	0	8,859,619	0	8,859,619
Richard A. D’Amore	0	8,859,619	0	8,859,619

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Page 12 of 17 pages

CUSIP No. 03739T108

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 13 of 17 pages

CUSIP No. 03739T108
SIGNATURE
     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.
DATED: February 12, 2010.

NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS IV A, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS IV B, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V A, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V B, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

Page 14 of 17 pages

CUSIP No. 03739T108

/s/ Edward T. Anderson
EDWARD T. ANDERSON

/s/ Richard A. D’Amore

RICHARD A. D’AMORE

Page 15 of 17 pages

CUSIP No.	03739T108
Exhibit I
Joint Filing Agreement
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of A123 Systems, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
     EXECUTED as of this 12th day of February, 2010.

NBVM GP, LLC

By:	/s/ Edward T. Anderson
Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE MANAGEMENT V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS IV A, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS IV B, L.P.

By:	North Bridge Venture Management IV, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V A, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

NORTH BRIDGE VENTURE PARTNERS V B, L.P.

By:	North Bridge Venture Management V, L.P.

By:	NBVM GP, LLC

By:	/s/ Edward T. Anderson

Name:	Edward T. Anderson
Title:	Manager

Page 16 of 17 pages

CUSIP No.	03739T108

/s/ Edward T. Anderson
EDWARD T. ANDERSON

/s/ Richard A. D’Amore

RICHARD A. D’AMORE

Page 17 of 17 pages